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                                                                     EXHIBIT 5.2

                      Letterhead of Conexant Systems, Inc.
                                100 Schulz Drive
                               Red Bank, NJ 07701

                                February 26, 2007

Conexant Systems, Inc.
4000 MacArthur Boulevard, West Tower
Newport Beach, California 92660-3095

      Re: Floating Rate Senior Secured Notes due 2010

Ladies and Gentlemen:

      I am the Assistant General Counsel of Conexant Systems, Inc., a Delaware corporation (the "Company"). In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by the Company, and Conexant, Inc., a Delaware corporation ("Conexant"), Brooktree Broadband Holding, Inc., a Delaware corporation ("Brooktree"), and Ficon Technology, Inc., a New Jersey corporation ("Ficon") (collectively, the "Guarantors", and together with the Company, the "Registrants"), of $275,000,000 aggregate principal amount of the Company's Floating Rate Senior Secured Notes due 2010 (the "New Notes") and the guarantees of the New Notes by the Guarantors (the "Guarantees"), I advise you as follows:

      The New Notes are to be offered in exchange for the Company's outstanding $275,000,000 aggregate principal amount of Floating Rate Senior Secured Notes due 2010 (the "Old Notes"), which are guaranteed by the Guarantors and were issued and sold by the Company on November 13, 2006 in an offering exempt from registration under the Securities Act. The New Notes will be issued by the Company in accordance with the terms of the Indenture, dated as of November 13, 2006 (the "Indenture"), among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the "Trustee").

      As counsel for the Company and Ficon, I am familiar with the certificate of incorporation, by-laws or similar organizational documents of Ficon, each as amended to the date hereof, and the following documents (collectively, the "Documents"):

      1. the Registration Statement on Form S-4 to be filed by the Registrants under the Securities Act with respect to the New Notes and the Guarantees (the "Registration Statement");

      2.    the Indenture, including as an exhibit thereto the form of New Note;

      3. the Registration Rights Agreement, dated as of November 13, 2006 (the "Registration Rights Agreement"), by and among the Company, the Guarantors and J.P. Morgan Securities Inc., for itself and on behalf of Credit Suisse Securities (USA) LLC; and

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      4.    the corporate proceedings taken by Ficon in connection with the authorization and issuance of the New Notes and the Guarantees.

      In addition, I have examined originals or copies certified or otherwise identified to my satisfaction, of such corporate records of Ficon and other instruments, certificates of public officials and representatives of Ficon and other certificates, agreements, and other documents as I have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, I have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to the originals of all documents submitted to me as certified, photostatic, reproduced or conformed copies. As to questions of fact material to this opinion, I have, when relevant facts were not independently established, relied upon certificates of officers of Ficon and appropriate public officials. I have also assumed, without independent investigation, that the Guarantee issued by Ficon will be issued as described in the Registration Statement and pursuant to the Indenture.

      On the basis of the foregoing and having regard for such legal considerations as I deem relevant, and subject to the limitations, qualifications, exceptions and exemptions set forth herein, I am of the opinion that (i) when the Registration Statement has become effective under the Securities Act, (ii) when the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (iii) when the New Notes have been legally and validly issued, the Guarantee by Ficon will be legally and validly issued and will constitute the valid and binding obligation of Ficon, enforceable against Ficon in accordance with its terms, except as such enforceability of such Guarantee may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally (including Section 548 of the U.S. Bankruptcy Code of 1978, as amended, and Article 10 of the New York Debtor and Creditor Law or any other law relating to fraudulent transfers and obligations) and general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

      I express no opinions herein as to any laws other than the laws of the State of New Jersey and the federal laws of the United States.

      I hereby consent to the reference to me and my opinion in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. I also consent to the reference to me under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons for whom consent is required by Section 7 the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                    Very truly yours,

                                                    /s/ Harshad R. Vaidya
                                                    Harshad R. Vaidya
                                                    Assistant General Counsel